Exhibit 10.33
Annual Incentive Plan (AIP)

Corporate Annual Incentive Plan (AIP) Description
(Administrative Document Only)

Eligibility
Participants are in salaried exempt positions throughout the company and do not participate in other incentive compensation programs. Historically, all salaried-exempt employees have participated in either the Management Performance Program (MPP) or the Professional and Technical Performance (PTP) Program. Collectively, these are referred to as our corporate annual incentive plan (the “plan”).

Standard Compensation Structure & Payment Guidelines

1.
Total target incentive dollars are established based on a multiple (i.e., percentage) of salary range midpoint scaled to job evaluation points (i.e., level of responsibility). The percentage scale is set and adjusted periodically based on competitive data.

2.
Seventy percent (70%) of total target incentive dollars are allocated to Group and/or Company performance. Target incentive dollars are allocated based on the participant’s assignment: 70% Company for Corporate participants; or 20% Company and 50% Group for business Group participants. Group-based participants reporting to Corporate (e.g., Group-based accounting) have 50% allocated to Company and 20% allocated to the Group.

3.	The remaining thirty percent (30%) of total target incentive dollars are allocated to a Group level Individual Objective pool.

4.
All participants have a minimum of 20% of their target incentive dollars allocated to Company performance. If Group performance is below threshold, then the payout based on Company performance cannot exceed 100% of AIP dollars allocated to Company performance.

5.
Company and Group performance is measured using pre-tax income. Targets are generally aligned with the annual business plan and may vary based on other factors. Thresholds are generally set at 50% of Target.

6.
At threshold performance 30% of target formula dollars are delivered. For all income from threshold to target a linear (“straight line”) relationship between threshold and target income determines additional compensation.

7.
For income above target, the rate of payout continues on a straight-line basis so that 200% of the allocated target formula dollars are achieved when income reaches 171% of target income. AIP amounts determined by formula are capped at 200% of an individual’s total formula dollars at target.

8.
Company and business unit senior management may approve and award participants cash amounts from the group’s Individual Objective pool as appropriate based on individual performance. The group’s Individual Objective pool is funded based on the group’s pre-tax income results. Final payouts are subject to executive officer oversight for their business group or corporate area(s).

9.
Annually, the CEO, CFO and VP of HR review established Plan standards in light of current plan year expectations to determine any exceptions that may be needed. Plan standards include, but may not be limited to, targets, thresholds, caps, modifiers, triggers, allocations, rate of payout below and above target, and component weightings

General Terms

1.	Generally the Plan year is from January 1 to December 31.

2.	Participants that are promoted or change jobs during the plan year will have their formula programs pro-rated to the nearest month based on the effective date of the change.

3.
If a participant leaves the Company for any reason, other than death, permanent disability, or retirement, on or prior to December 31 all potential payments for the Plan year shall be forfeited. If a participant terminates employment due to death, permanent disability, or retirement on or prior to December 31; any potential payment shall be pro-rated to the nearest month based on the effective date of the termination. If a participant terminates due to Company initiated involuntary termination for cause after December 31, but prior to the payment date (typically in early March) the entire payment for the prior Plan year shall be forfeited. The Company reserves the right to exercise sole discretion to make payments under the plan to a participant who terminates for any other reason. This discretion is exercised by the CEO, CFO, and VP, Human Resources.

2017 AIP Summary        Page 1 of 2

Exhibit 10.33
Annual Incentive Plan (AIP)

4.
Payments are determined based on official Company records. Individual payments for non-officers must be approved by the appropriate Group President or Corporate Vice President and the CEO. The Compensation & Leadership Development Committee of the Board of Directors reviews and approves payments to officers and recommends to the Board of Directors payments to the CEO.

5.
Payments made under the Plan are not part of the terms of employment between the Company and the participants. Payments made under the Plan are not part of agreed compensation to any participants. Participation in one year does not guarantee participation in future years.

6.
Payments, if any, will be paid as soon as administratively practical after the end of the Plan Year upon completion of the financial statement audit and approval by the Board of Directors. This Plan is not intended to be a nonqualified deferred compensation plan as defined under Section 409A of the Internal Revenue Service Code and the regulations there under. Accordingly, all payments made to Participants under this Plan shall be paid no later than the 15th day of the third month following the end of the first taxable year in which the right to the payment is no longer subject to a substantial risk of forfeiture.

7.
In accordance with the provisions of Section 304 of the Sarbanes-Oxley Act of 2002, the CEO and CFO are required to reimburse the Company bonuses, or other incentive-based or equity-based compensation, and profits from securities sales following certain financial restatements resulting from misconduct. The Andersons has adopted a policy commencing 2014 requiring the repayment or “clawback” of excess cash or equity based compensation from each executive officer of the Company and also the group controller of the relevant business unit where the payments were based on the achievement of financial results that were subsequently the subject of a financial restatement (regardless of involvement in the cause of the restatement).

8.	The Company reserves the right to terminate, amend or modify the Plan in any respect as it may deem advisable.

Computational Note:
Formula AIP Exclusions
Formula AIP and CPS awards are based on pretax accounting income (GAAP) adjusted for the following items when appropriate:

•
Gains or losses from involuntary conversions of assets (insurance proceeds), sales of assets or abandonment of assets. Sales of equipment in the normal course of business will not be adjusted; however, significant sales of income producing assets that drive large gains may be eliminated.

•	Asset impairment charges

•	Impacts from new accounting pronouncements that haven't been considered in the setting of targets and thresholds (first year impact).

All proposed adjustments will be identified and communicated as soon as possible by group controllers and group presidents to the V.P., Corporate Controller, CFO, and CEO. It is expected that these adjustments will be rare and that they will only be made when significant and when not excluding them leads to a discrepancy between pay and performance as assessed by management. It is not expected that these adjustments will continue into future years. Rather, any impact (i.e. business divestitures) should be reflected in the target setting process the following year. The V.P., Corporate Controller, CFO, and CEO are the control point for deciding inclusion or exclusion of items.

All adjustments will impact each formula calculation that includes the adjusted component.

Pretax income in accordance with GAAP will be a consideration when determining how much of the Individual Objectives bonus pool is allocated. Since there is no promise to pay the amount in this pool calculation, considering both the GAAP and GAAP adjusted income is appropriate.

2017 AIP Summary        Page 2 of 2